News Release
www.aviatnetworks.com
Aviat Networks Appoints Ralph Marimon as Chief Financial Officer

SANTA CLARA, Calif., - May 14, 2015 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that Ralph S. Marimon, currently Chief Financial Officer of QuickLogic Corporation, will join its management team as Senior Vice President and Chief Financial Officer.
Before joining Aviat, Mr. Marimon served as VP, Finance and CFO of QuickLogic, a provider of ultra-low power, customizable semiconductor solutions for smartphone, tablet, wearable, and mobile enterprise OEMs, since 2008. Prior to QuickLogic, Mr. Marimon served as CFO within a variety of organizations including Anchor Bay Technologies, Inc., Tymphany Corporation, and Scientific Technologies Incorporated. From 1999 to 2003, he served at Com21 Corporation, a global supplier of system solutions for the broadband access market, where he was promoted from Corporate Controller to VP of Finance and CFO. Prior to Com21, Mr. Marimon was at KLA-Tencor Corporation for 11 years in a variety of senior executive financial management positions. Mr. Marimon holds a Master's of Management degree in finance and accounting from Northwestern University and a BA degree in economics from the University of California, Los Angeles.
Mr. Marimon will assume the CFO position effective May 26, 2015.
“Ralph has successfully served as CFO in a variety of complex industries,” said Michael Pangia, president and CEO, Aviat Networks. “As we work toward cash generation and profitability, Ralph will help lead our efforts. We are very excited to have him at Aviat Networks.”
“Joining Aviat as CFO is an exciting opportunity,” said Ralph Marimon. “I am looking forward to working with this management team and making a difference here.”

About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than 750,000 systems installed around the world, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks' solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks' high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara,

California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Investor Relations:
Peter Salkowski, Aviat Networks, Inc., (408) 567-7117, investorinfo@aviatnet.com